Exhibit 10.1

SIXTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of December __, 2021 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 3711 Oleander Way, Suite 1309, Casselberry, Florida 32707 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”); and EOM ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“EOM Acquisition”; AMCON, Chamberlin Natural, Health Food, AMCON Acquisition and EOM Acquisition are each referred to as a “Borrower” and are collectively referred to as “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Credit Agreement (as defined below) (“Lenders”), 110 North Wacker Drive, IL4-110-08-03, Chicago, Illinois 60606.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 27, 2011, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 16, 2013, that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 6, 2017, that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 20, 2020 and that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 22, 2020 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Credit Agreement in order to, among other items, (i) decrease the LIBOR floor, (ii) modify certain covenants affected by the payment of dividends, (iii) amend certain provisions relating to the  pending elimination of the LIBOR Rate and transition to the SOFR Rate, and (iv) effectuate such other amendments as provided herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.Defined Terms; Incorporation of the Credit Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.
2.Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:
(a)The following definition is hereby added to Section 1.1 of the Credit Agreement to read as follows:

“December 2021 Special Dividend” shall mean a dividend payable to the equity holders of AMCON in an amount not to exceed $3,050,000 distributed on or before January 31, 2022.

(b)The last sentence of the definition of the term “LIBOR Rate” appearing in Section 1.1 is hereby amended in its entirety as follows:

Notwithstanding the foregoing, the LIBOR Rate shall not be less than zero (0.00%).

(c)The definition of “Fixed Charge Coverage Ratio” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” means for any period of determination for the Borrowers, the ratio of EBITDA to Fixed Charges determined in accordance with GAAP.  Notwithstanding the foregoing, the (i) 2021 Special Dividend and (ii) December 2021 Special Dividend shall each be excluded from the calculation of Fixed Charge Coverage Ratio.

(d)Section 2(a)(ii) of the Credit Agreement is hereby amended and restated to read as follows:

(ii)Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Eighty-Five Million and No/100 Dollars ($85,000,000.00), whichever is less; plus

(e)Section 4(e) of the Credit Agreement is hereby amended and restated to read as follows:

(e)Replacement of LIBOR.  Notwithstanding anything to the contrary herein or in any other Loan Document,

(i)on March 5, 2021 the Financial Conduct Authority ("FCA"), the regulatory supervisor of LIBOR’s administrator ("IBA"), announced in

2

a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. Dollar LIBOR tenor settings.  On the earliest of (i) the date that all Available Tenors of U.S. Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (ii) June 30, 2023, and (iii) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes under this Agreement and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis;

(ii)(x) upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by Agent that neither of the alternatives under clause (a) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to Lenders, without any amendment to, or further action or consent of any other party to, any Loan Document as long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from any Lender in the event there are less than 3 Lenders and the Requisite Lenders in all other instances (and any such objection shall be conclusive and binding absent manifest error); provided, that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of Benchmark Replacement unless Agent determines that neither of such alternative rates is available; and (y) on the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace the LIBOR Rate for all purposes under the Loan Documents in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, any Loan Document;

(iii)at any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may

3

revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrowers' receipt of notice from Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based on the Benchmark will not be used in any determination of Base Rate; and

(iv)For purposes herein, the following defined terms shall the meanings set forth below:

Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for the Benchmark that is or may be used for determining the length of an Interest Period; or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

Benchmark: initially, LIBOR; provided, that if a replacement of the Benchmark has occurred pursuant to Section 4(e), then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to "Benchmark" shall include, as applicable, the published component used in the calculation thereof.

Benchmark Replacement: (a) for purposes of Section 4(e)(i), the first alternative set forth below that can be determined by Agent:

(i) the sum of (A) Term SOFR plus (B) 0.11448% (11.448 basis points) for an Available Tenor of one month, 0.26161% (26.161 basis points) for an Available Tenor of three months, and 0.42826% (42.826 basis points) for an Available Tenor of six months; or

(ii)the sum of (A) Daily Simple SOFR plus (B) 0.11448% (11.448 basis points);

provided, that if initially LIBOR is replaced with the rate contained in clause (ii) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its discretion, and Agent notifies Borrowers and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (i) above; and (b) for purposes of Section 4(e)(ii), the sum of (i) the alternate benchmark

4

rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case that has been selected by Agent and Borrower Agent as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. Dollar-denominated syndicated credit facilities at such time.  If the Benchmark Replacement as determined above would be less than zero percent (0.0%) at any time, it shall be deemed to be zero percent (0.0%) for purposes of this Agreement and the other Loan Documents.  Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for Agent, it shall be applied in a manner as otherwise reasonably determined by Agent.

Benchmark Replacement Conforming Changes: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Prime Rate, Business Day or Interest Period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with administration of this Agreement and the other Loan Documents).

Benchmark Transition Event: with respect to any then-current Benchmark (other than LIBOR), the occurrence of a public statement or publication of information by or on behalf of the administrator of such Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided, that, at the time of such statement or publication, there is no successor administrator satisfactory to Agent that will continue to provide any representative tenors of such Benchmark after such specific date.

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY's website (or any successor source).

5

Early Opt-in Effective Date: with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to Lenders, as long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after such notice is provided to Lenders, written notice of objection to such Early Opt-in Election from any Lender in the event there are less than 3 Lenders and the Requisite Lenders in all other instances.

Early Opt-in Election: the occurrence of (a) a determination by Agent, or a notification by Borrowers’ Agent to Agent that Borrowers have made a determination, that U.S. Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 4(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; and (b) the joint election by Agent and Borrower Agent to replace LIBOR with a Benchmark Replacement and the provision by Agent of written notice of such election to Lenders.

FRBNY: the Federal Reserve Bank of New York.

Loan Documents: this Agreement and all Other Agreements, as amended, modified or restated from time to time.

Other Rate Early Opt-in: Agent and Borrower Agent have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 4(e)(ii) and clause (b) of the definition of Benchmark Replacement.

Relevant Governmental Body: the Board of Governors of the Federal Reserve System or FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or FRBNY, or any successor thereto.

SOFR: the secured overnight financing rate published on such date by FRBNY.

SOFR Early Opt-in: Agent and Borrower Agent have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 4(e)(i) and clause (a) of the definition of Benchmark Replacement.

Term SOFR: for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of such Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based

6

on SOFR that has been selected or recommended by the Relevant Governmental Body.

(f)Sections 4(f) and (g) of the Credit Agreement are hereby amended and restated to read as follows:

(f)Conforming Changes.  In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(g)Notice.  Agent will promptly notify Borrowers and Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(g)A new Section 4(h) is hereby added to the Credit Agreement to read as follows:

(h)Term Tenors.  At any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings; and (b) Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(h)Section 13(e) of the Credit Agreement is hereby amended and restated to read as follows:

(e)Dividends and Distributions.  No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity).  Notwithstanding the foregoing, provided that (i) each such dividend payment is permitted under all applicable laws, and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, AMCON may pay the regularly scheduled dividends on its (w) Common Stock, (x) Series A Preferred Stock

7

in accordance with the terms of such stock, (y) Series B Preferred Stock in accordance with the terms of such stock, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below) in an aggregate amount not to exceed $5,000,000 for all such dividends and distributions in any Fiscal Year less the amount of any additional Investments permitted under Section 13(f) herein made during such Fiscal Year (the “Dividend Limit”).  Further, provided that (i) each such dividend payment is permitted under all applicable laws; (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment; (iii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to the payment of any dividend or distribution and immediately after giving effect to the payment of such dividend or distribution or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to the payment of any dividend or distribution and a pro-forma Fixed Charge Coverage Ratio of 1.00:1.0, in each case and immediately after giving effect to the payment of such dividend or distribution, AMCON may pay additional dividends in excess of the Dividend Limit on its (w) Common Stock, (x) Series A Preferred Stock in accordance with the terms of such stock, (y) Series B Preferred Stock in accordance with the terms of such stock, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below).

Notwithstanding the foregoing, provided that (i) each such dividend payment is permitted under all applicable laws; (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, the 2021 Special Dividend and the December 2021 Special Dividend shall be excluded from the Dividend Limit for the Fiscal Year ended 2021 and Fiscal Year ended 2022 and not for any other periods.

(i)Section 13(f) of the Credit Agreement is hereby amended and restated to read as follows:

(f)  Investments; Loans; Transfers.  No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States; nor shall a Borrower lend or otherwise advance funds or transfer any assets to any Person (including, but not limited to, any Subsidiary which is not a Subsidiary Borrower hereunder) (collectively, “Investments”) except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business; provided however, (i) so long as no Event of Default exists or would be caused thereby and (ii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the

8

Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making any such Investment, or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making such Investment and a pro-forma Fixed Charge Coverage Ratio of 1.00:1.0 prior to and immediately after giving effect to making such Investment, Borrowers may make additional Investments in an amount not to exceed the Dividend Limit less the amount of all regularly scheduled dividends paid during such Fiscal Year, it being understood and agreed that (i) the $3,500,000 loan made by AMCON in Team Sledd, LLC, a Delaware limited liability company, pursuant to its January 3, 2020 Contribution Agreement, shall be excluded for purposes of determining the cap on Borrowers’ ability to make additional Investments (ii) the 2021 Special Dividend, and (iii) the December 2021 Special Dividend, shall be excluded from the Dividend Limit for purposes of determining the cap on Borrowers’ ability to make additional Investments.

3.Representations and Warranties; Covenants; No Default.  Except for the representations and warranties of the Borrowers made as of a particular date, the representations  and warranties and covenants set forth in Sections 11, 12 and 13 of the Credit Agreement shall be deemed remade as of the date hereof by the Borrowers; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.  The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments contained in this Amendment, no Default or Event of Default has occurred and is continuing.  The Borrowers represent and warrant to Agent and the Lenders that the execution and delivery by each Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.
4.Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities.  Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security
9

interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.
5.Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses incurred by Agent and the Lenders in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent and the Lenders.
6.Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):
(a)this Amendment executed by the Borrowers and the Agent;
(b)the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1; and
(c)such other documents, instruments, agreements, opinions or certificates as required by Agent.
7.Continuing Effect.  Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.
8.Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.
9.Organizational Information.  The Borrowers hereby represent and warrant to the Agent that, except as otherwise provided in the Secretary’s Certificates of the respective Borrowers delivered to the Agent in partial satisfaction of the Closing Requirements, (a) the formation and organizational documents of each Borrower attached to the Secretary’s Certificate of each Borrower and previously delivered by each such Borrower to the Agent have not been modified or altered in any way (the “Original Certificates”), (b) the officers, members or managers, as applicable, for each such Borrower set forth in the Original Certificates that are authorized to execute documents on behalf of each such Borrower remain duly authorized officers, members or managers of each such Borrower, and (c) the resolutions attached to each such Original Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Sixth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith.

[SIGNATURE PAGE FOLLOWS]

10

Signature Page to Sixth Amendment to
Second Amended and Restated Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Sixth Amendment to Second Amended and Restated Loan and Security Agreement as of the date first above written.

Title:
BORROWERS:	AMCON DISTRIBUTING COMPANY By: /s/Charles J. Schmaderer Title: Vice President & Chief Financial Officer
CHAMBERLIN NATURAL FOODS, INC. By: /s/Andrew C. Plummer Title: Secretary
HEALTH FOOD ASSOCIATES, INC. By: /s/Andrew C. Plummer Title: Secretary
AMCON ACQUISITION CORP. By: /s/Andrew C. Plummer Title: President
EOM ACQUISITION CORP. By: /s/Andrew C. Plummer Title: Secretary

Signature Page to Sixth Amendment to
Second Amended and Restated Loan and Security Agreement

Name: Title:
LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender By: /s/Daniel Rubio Name: Daniel Rubio Title: Assistant Vice President Revolving Loan Commitment: $73,333,333.33
BMO HARRIS BANK N.A., as a Lender By: /s/Steve Teufel Title: Vice President Revolving Loan Commitment: $36,666,666.67